EXHIBIT 3.1


                        Form of Certificate of Amendment
                                       of
                            Articles of Incorporation
                                       of
                           Genelabs Technologies, Inc.

James A.D. Smith and Heather C. Keller certify that:

1. They are the Chief Executive Officer and Secretary of Genelabs Technologies, Inc., a California corporation.

2. The THIRD Article of the Articles of Incorporation of this corporation is hereby amended such that the following paragraph shall be inserted after the second paragraph thereof:

                  "(A) Upon the Certificate of Amendment becoming effective pursuant to the California Corporations Code of the State of California and without further action on the part of the Corporation or its shareholders, each five (5) shares of Common Stock then issued and outstanding shall be changed and reclassified into one (1) fully paid and nonassessable share of Common Stock. To reflect the said change and reclassification, each certificate representing shares of Common Stock then issued and outstanding, shall represent one-fifth the number of shares of Common Stock issued and outstanding after such change and reclassification; and the holder of record of each five (5) shares of Common Stock will have or be entitled to a certificate representing one (1) share of Common Stock of the kind authorized by the Certificate of Amendment. All holders of fractional shares resulting from the reverse stock split shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the shareholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock on the thirty (30) trading days preceding the date that is five (5) trading days before the effective time of the reverse stock split (as adjusted for the reverse stock split, or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days, as adjusted for the reverse stock split, or other price determined by the Board of Directors)."

3. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of the holders of Common Stock pursuant to Section 903 of the California Corporations Code. The total number of outstanding shares of Common Stock as of the record date of the vote, April 22, 2005, was 88,503,779. No shares of Preferred Stock were outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: December     , 2005
                                                 ------------------------------
                                                 James A.D. Smith
                                                 Chief Executive Officer


                                                 ------------------------------
                                                 Heather C. Keller
                                                 Secretary